Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Empowered Products, Inc. of our report dated April 12, 2012 relating to our audits of the consolidated financial statements, which appear in the Annual Report on Form 10-K of Empowered Products, Inc. for the year ended December 31, 2011.

/s/ PKF

PKF Certified Public Accountants

A Professional Corporation

San Diego, California
July 24, 2012